Exhibit 10(iii).25

SEPARATION AGREEMENT

PRABHU, as used herein, refers to Vasant M. Prabhu, and his marital community, heirs, executors, administrators and assigns.

SAFEWAY, as used herein, refers to Safeway Inc., and its successors and assigns, subsidiaries, divisions, directors, officers, managers, agents and employees, and each of them.

WHEREAS Prabhu and Safeway desire to terminate their employment relationship on mutually agreeable terms, as set forth in this Separation Agreement (“Agreement”); and

WHEREAS Safeway desires to acknowledge Prabhu’s contributions to the company during the course of his employment; and

WHEREAS Prabhu desires to compromise, settle and fully release any and all claims which he may have against Safeway related in any way to his employment with Safeway, any term or condition of that employment, or the termination of that employment;

NOW THEREFORE, Prabhu and Safeway freely and voluntarily enter into and execute this Agreement in consideration of the following terms and conditions:

1. Resignation. Prabhu agrees to, and hereby does, resign his employment with and his position as an officer of Safeway effective December 31, 2003 (“Resignation Date”).

2. Release of Claims. Prabhu hereby releases and forever discharges Safeway of and from any and all claims, demands, actions, causes of action, damages and liabilities (all hereinafter referred to as “claims”), whether or not now known, suspected or claimed, which Prabhu ever had, now has, or may hereafter claim to have had against Safeway, relating in any way to his employment with Safeway, his Employment Agreement dated August 14, 2000 (“Employment Agreement”), or any status, term or condition of such employment or the termination of that employment. This release of claims is expressly intended to, and does, extend to and include, but is not limited to, claims under: Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and any other federal, state or local statutes, ordinances or regulations prohibiting any form or forms of discrimination in employment and/or relating to the payment of wages and benefits. This release also extends to and includes, but is not limited to, any claims by Prabhu for: breach of any express or implied written or oral contract, including his Employment Agreement; intentional or negligent infliction of emotional distress; impairment or interference with economic activities or opportunities; unlawful interference with employment rights; defamation; wrongful termination; wrongful discharge in violation of public policy; breach of any express or implied covenant of good faith and fair dealing; and any and all other common law contract and/or tort claims. This release does not apply to any claim for indemnification under the Delaware General Corporation Law, or Safeway’s certificate of incorporation or bylaws.

3. Covenant Not to Sue. Prabhu covenants and agrees never, individually or with any other person or in any way, voluntarily to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Safeway any action or other proceeding based upon any claim which is covered by this Agreement.

4. Sole Right to Claims. Prabhu represents and warrants that no other person had or has any interest in the claims referred to in this Agreement; that he has the sole right and exclusive authority to execute this Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

5. No Admission of Liability. Prabhu acknowledges and understands that the consideration referred to herein is provided without admission or concession by Safeway of any violation of any law or liability to Prabhu; that said consideration satisfies and fully extinguishes any obligations owed to him by Safeway under any prior contract or agreement, and that said consideration provides him with valuable benefits in addition to any to which he already is entitled under Safeway’s employee benefit plans or otherwise.

6. Release of Unknown Claims. Prabhu expressly waives any right or benefit available in any capacity under the provisions of Section 1542 of the California Civil Code, which section provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

7. No Other Consideration. Prabhu acknowledges and agrees that no consideration other than as provided for in this Agreement has been or will be paid or furnished by Safeway; that he will make no claim and hereby waives any right he may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; and that Prabhu understands and has freely and voluntarily entered into and executed this Agreement.

8. Prabhu’s Rights. Prabhu understands and agrees that:

a.	he has a period of twenty-one (21) days to consider this Agreement and determine whether he wishes to execute the same;

b.	any rights or claims that may arise after the date of this Agreement are not waived by his execution of the Agreement;

c.	he is advised carefully to consider the terms of this Agreement and to consult with an attorney of his choice before signing this Agreement;

d.	he has a period of seven (7) days after his execution of the Agreement within which he may revoke the Agreement and that the Agreement shall not become effective or enforceable until the seven-day revocation period has expired; and

e.	in the event that Prabhu fails timely to execute this Agreement and return the executed original thereof to Safeway, or if Prabhu timely exercises the right of revocation provided for in Paragraph 8(d), above, then Safeway shall be relieved of any and all obligations to Prabhu under this Agreement.

9. Repayment of Loan. Prabhu will pay to Safeway the unpaid portion of the Promissory Note on his Northern California residence, in the amount of $400,000, no later than March 31, 2004.

10. Confidential Information. Prabhu covenants and agrees that, without the express written consent of an executive officer of Safeway, he will not divulge or otherwise disclose any trade secret or other confidential information concerning the business operations, policies or plans of Safeway which he has learned as a result of his employment with Safeway, or may have learned prior thereto, except to the extent that such information is lawfully obtainable from public sources or such use or disclosure is required by applicable laws.

11. Cooperation in Lawsuits. Prabhu covenants and agrees that he will cooperate fully when and as reasonably required by Safeway in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against Safeway, in which event Safeway will indemnify Prabhu in the same manner and to the same extent as he if were still employed by Safeway (as provided under the Delaware General Corporation Law, and/or Safeway certificate of incorporation or bylaws). Such cooperation will include, but is not limited to, meeting with Safeway’s counsel and being available for deposition and/or trial testimony upon reasonable notice. Safeway agrees to reimburse Prabhu for reasonable expenses incurred by him in furnishing such cooperation.

12. Non-Disparagement and Non-Solicitation. Prabhu covenants and agrees that for a period of two years after his Resignation Date, he shall not, whether acting for himself or for any third party: (i) disparage the image or reputation of Safeway; (ii) interfere with the contractual relationship between Safeway and any of its vendors or suppliers; or (iii) without the advance written approval of an executive officer of Safeway, employ or solicit for employment any person who is employed by Safeway.

13. Injunctive Relief. Prabhu understands and agrees that a breach of any of the covenants set forth in paragraphs 3, 10, 11 and 12, above, shall be a material breach of the Agreement, for which Safeway, in addition to any other remedies that may be allowed by law or equity, may, at its sole option: i) immediately cease providing to Prabhu, and seek the recovery of, any of the benefits provided for in this Agreement; and/or ii) seek injunctive relief, damages, attorneys’ fees and costs.

15. Severability. In the event that any term(s) or provision(s) of this Agreement shall, for any reason, be found to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of the Agreement, and the parties hereto shall make good faith efforts to substitute one or more valid, legal and enforceable terms which implement the parties’ original purpose and intent.

In consideration of the foregoing, the parties also agree:

A. Compensation. Prabhu’s regular salary shall cease as of his Resignation Date, as defined in Paragraph 1 above. Except as provided in Paragraph E below, Prabhu shall receive the compensation provided for in this paragraph. On or about January 1, 2004, Safeway shall pay to Prabhu a lump sum equal to one-half (six months’ worth) of his current annual base salary, subject to any required tax withholdings and deductions. On or about July 1, 2004, Safeway shall pay Prabhu a lump sum equal to one half (six months’ worth) of his current annual base salary, subject to any required tax withholdings and deductions. Prabhu shall also receive a retention bonus payment of $250,000, to be paid on or about March 31, 2004, subject to any required tax withholdings and deductions. In consideration of services rendered in 2003, Prabhu shall receive the bonus payment, if any, he would have received if he had remained with Safeway until March 2004, based on the bonus amount, if any, actually paid to Safeway executive officers for calendar year 2003, such bonus amount to be paid at the time such bonuses are paid to other Safeway executives and subject to any required tax withholdings and deductions. Except as set forth above, Prabhu shall not be entitled to any other salary or bonus compensation from Safeway.

B. Vacation. Prabhu acknowledges and agrees that the payment to be made on or about January 1, 2004 in accordance with Paragraph A above includes payment for all unused vacation benefits accrued during his Safeway employment.

C. Benefits. Prabhu shall cease participation in all Safeway employee benefit plans as of his Resignation Date, except to the extent of any account balance of his that exists as of the Resignation Date in Safeway’s Deferred Compensation Plan for Executives, in which event his participation in such plan shall cease when he cashes out of this plan . Prabhu’s right to continued group health plan coverage after his Resignation Date shall be governed by COBRA.

D. Stock Options. Prabhu’s vesting in stock options shall cease as of his Resignation Date. Pursuant to Safeway’s stock option plan, he shall have until March 31, 2004 to exercise any vested stock options.

E. Termination of Payments. Prabhu’s entitlement to the benefits set forth in Paragraph A is conditioned upon the following: (i) without the express written consent of an executive officer of Safeway, he will not divulge or otherwise disclose any trade secret or other confidential information concerning the business operations, policies or plans of Safeway which he has learned as a result of his employment with Safeway, or may have learned prior thereto, except to the extent that such information is lawfully obtainable from public sources or such use or disclosure is required by applicable laws; (ii) he will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise, with any Competing Food or Drug Retailing Business (as defined below), other than as a shareholder or beneficial owner of 5% or less of the outstanding securities of a Competing Food or Drug Retailing Business that is a public company; and (iii) he will not, whether acting for himself or for any third party: (a) disparage the image or reputation of Safeway; (b) interfere with the contractual relationship between Safeway and any of its vendors or suppliers; or (c) without the advance written approval of an executive officer of Safeway, employ or solicit for employment any person who is employed by Safeway. For purposes of this Agreement, “Competing Food or Drug Retailing Business” shall mean any business, firm or enterprise engaged in a food and drug retailing business substantially similar to that of either Safeway, or any of its subsidiaries, within any geographical location(s) in which Safeway operates. In the event that Prabhu fails to abide by any of these conditions, Safeway, in addition to any other remedies that may be allowed by law or equity, shall have the right to cease providing to Prabhu the benefits set forth in Paragraph A and to recover any payments made to Prabhu pursuant to Paragraph A, except for the bonus (if any) attributable to services rendered in 2003.

F. Employment Agreement. Prabhu’s Employment Agreement, dated August 14, 2000, is hereby terminated and of no further force or effect. The parties shall no longer have any rights or obligations pursuant to that agreement.

G. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of the Agreement, and the Agreement supersedes all prior agreements between the parties with respect to the subject matter covered herein, whether written or oral, except as otherwise expressly provided herein.

Dated: November 25, 2003	/s/ Vasant M. Prabhu

Vasant M. Prabhu

Dated: November 25, 2003	Safeway Inc.

/s/ Robert A. Gordon

	By:	Robert A. Gordon

	Its:	Senior Vice President & General Counsel

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